ePlus Technology Increases Credit Facility Agreements with GE Commercial Distribution Finance
Increase to $125 Million Enhances ePlus’ Working Capital Financing Capacity

HERNDON, VA – November 6, 2007 – ePlus inc. (OTC: PLUS– news) today announced that ePlus Technology inc., a wholly owned subsidiary, modified and increased the maximum limits of its current credit facility agreements with GE Commercial Distribution Finance Corporation ("GECDF").  ePlus Technology utilizes the GECDF credit facilities, comprised of a floorplan component and an accounts receivable component, to finance inventory and accounts receivable related to the sale of computer technology, peripherals and software products.

The amendment provides ePlus Technology with a total credit limit of up to $125 million, an increase of $40 million over the prior agreement, with a sub-limit of $30 million for the accounts receivable component.  ePlus inc. will continue to guarantee this facility up to a limit of $10,500,000.  The amounts available under the agreements may be limited by the asset value of the equipment purchased and accounts receivable, and may be further limited by certain covenants and terms and conditions of the facility.  Either party may terminate with proper notice.

“These changes increase our capacity to efficiently and effectively compete as one of the top solutions providers in the industry,” said Phillip G. Norton, chairman, president and CEO of ePlus.  “We thank GECDF for its continued support of ePlus.”

About GE Capital Solutions, Commercial Distribution Finance

GE Capital Solutions, Commercial Distribution Finance, is a leading provider of specialized financing products and services for various industries.  Offerings include inventory financing, accounts receivable financing, asset-based lending, private label financing, collateral management, e-commerce services and related financial products.  Additional information about CDF can be found online at www.ge.com/cdf.

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 625 associates in 30+ offices serving more than 2,500 customers.  The company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this release is as of November 6, 2007. ePlus undertakes no duty to update this information.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150